================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                       AMENDMENT NO. 1 TO CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JULY 21, 1997

                                   ICO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                     TEXAS
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

                   0-10068                                       75-1619554
           (COMMISSION FILE NUMBER)                 (I.R.S. EMPLOYER IDENTIFICATION NO.)

  11490 WESTHEIMER, SUITE 1000, HOUSTON, TX                        77077
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)

                                 (281) 721-4200
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

================================================================================

                               INFORMATION TO BE
                               INCLUDED IN REPORT

     The registrant hereby amends the following items, financial statements and exhibits of its Form 8-K report filed August 5, 1997.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial Statements of Verplast S.p.A. and Subsidiaries
            The financial statements of Verplast S.p.A. and Subsidiaries required to be filed pursuant to Item 7 of Form 8-K are attached hereto as Item 7(a).

     (b) Pro Forma Financial Information
            The pro forma financial information required to be filed pursuant to Item 7 of Form 8-K is attached hereto as Item 7(b).

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, ICO, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          ICO, INC.

Date: October   , 1997                         /s/  Asher O. Pacholder

                                          --------------------------------------
                                                  Dr. Asher O. Pacholder
                                                Chairman of the Board and
                                                 Chief Financial Officer

                                                                       ITEM 7(A)



                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and


Shareholders of Verplast SpA



     In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Verplast SpA and its subsidiaries at 31 December 1996 and 1995, and the results of their operations and their cash flows for each of the two years in the period ended 31 December 1996, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



Price Waterhouse SpA



/s/ LUIGI MANELLI
------------------------------------------------------


Luigi Manelli


(Partner)



Milan, 22 September 1997

                           CONSOLIDATED BALANCE SHEET
                         (IN MILLIONS OF ITALIAN LIRE)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
Current Assets
  Cash......................................................      355        481
  Trade receivables (less allowance for doubtful accounts of
     Lire 250 million and 192 million respectively).........   15,823     11,942
  Inventories...............................................    5,310      4,454
  Prepaid expenses and other................................    4,248      2,576
                                                              -------    -------
          Total current assets..............................   25,736     19,453
Property, plant and equipment, at cost......................   13,937     11,540
  Less -- accumulated depreciation and amortization.........   (4,194)    (2,697)
                                                              -------    -------
                                                                9,743      8,843
Other assets
  Goodwill (less accumulated amortization of Lire 17
     million)...............................................      663         --
  Other.....................................................      194         16
                                                              -------    -------
                                                               36,336     28,312
                                                              =======    =======

                       LIABILITIES & SHAREHOLDERS EQUITY

Current liabilities
  Short term borrowings.....................................    7,044      1,715
  Accounts payable..........................................    6,270      7,169
  Accrued salaries and wages................................      146        162
  Income taxes payable......................................    4,095      4,126
  Accrued expenses..........................................      758        998
                                                              -------    -------
          Total current liabilities.........................   18,313     14,170
  Deferred income taxes.....................................    1,903      1,371
  Long-term liabilities (leaving indemnity).................      619        534
  Long-term debt, net of current portion....................    4,110      3,285
  Minority interest in subsidiaries.........................      448         --
                                                              -------    -------
          Total liabilities.................................   25,393     19,360
                                                              -------    -------
Shareholders' equity
  Common Stock (3,800,000 shares authorized and issued).....    3,800      3,800
  Legal reserve.............................................      444        265
  Other reserves............................................      327         52
  Retained earnings.........................................    6,372      4,835
                                                              -------    -------
                                                               10,943      8,952
                                                              -------    -------
  Commitments and contingencies (see Note 11)
                                                               36,336     28,312
                                                              =======    =======

  The accompanying notes are an integral part of these consolidated financial statements

                      CONSOLIDATED STATEMENT OF OPERATIONS
                         (IN MILLIONS OF ITALIAN LIRE)

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1996          1995
                                                              ----------    ----------
Revenue
  Product Sales.............................................      44,760        36,164
  Sales of services.........................................       4,548         4,493
                                                               ---------     ---------
Total net revenues..........................................      49,308        40,657
                                                               ---------     ---------
Cost and expenses
  Cost of sales and services................................      35,943        29,984
  Selling, general and administrative.......................       2,554         1,663
  Depreciation and amortization.............................       1,284           808
                                                               ---------     ---------
                                                                  39,781        32,455
                                                               ---------     ---------
Operating income............................................       9,527         8,202
Other income and expense
  Interest income...........................................          68            37
  Interest expense..........................................      (1,099)         (859)
  Gain on sale of fixed assets..............................          55            53
  Income attributable to minority interest..................        (155)           --
  Other.....................................................         (59)           (5)
                                                               ---------     ---------
Income before taxes.........................................       8,337         7,428
Provision for income taxes..................................      (4,373)       (3,940)
                                                               ---------     ---------
Net income..................................................       3,964         3,488
                                                               =========     =========
Earnings applicable to common shares
  Net income of the Group (in Italian lire).................       1,043           918
                                                               ---------     ---------
  Weighted average common shares outstanding................   3,800,000     3,800,000
                                                               =========     =========

  The accompanying notes are an integral part of these consolidated financial statements

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                         (IN MILLIONS OF ITALIAN LIRE)

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
Cash flows from operating activities:
  Net income................................................    3,964      3,488
Adjustments to reconcile net income to net cash provided by
  (used for) operating activities:
  Depreciation and amortization.............................    1,284        808
  Gain on disposition of property, plant, and equipment.....      (55)       (53)
  Changes in assets and liabilities, net of the effects of
     business acquisitions:
     Receivables............................................   (3,151)    (1,891)
     Inventories............................................    3,234        808
     Prepaid expenses and other assets......................   (1,585)     1,331
     Deferred taxes.........................................      532       (144)
     Accounts payable.......................................   (6,555)     1,867
     Accrued expenses and others............................      (26)        86
                                                              -------    -------
          Total Adjustments.................................   (6,322)     2,812
                                                              -------    -------
     Net cash provided by (used for) operating activities...   (2,358)     6,300
                                                              -------    -------
Cash flows from investing activities:
  Capital expenditures......................................   (1,318)    (1,869)
  Acquisitions, net of cash acquired........................     (901)    (1,757)
  Dispositions of property, plant, and equipment............       57         63
                                                              -------    -------
  Net cash used for investing activities....................   (2,162)    (3,563)
                                                              -------    -------
Cash flows from financing activities:
  Payment of dividend on common stock.......................   (2,000)    (1,800)
  Minority Interest.........................................      155         --
  Increase (decrease) in short terms borrowings.............    5,329     (1,762)
  Additional debt...........................................    1,000      1,300
  Increase in leaving indemnity.............................       85        118
  Reductions of debt........................................     (175)      (173)
                                                              -------    -------
  Net cash provided by (used for) financing activities......    4,394     (2,317)
                                                              -------    -------
Net increase (decrease) in cash and equivalents.............     (126)       420
Cash at beginning of year...................................      481         61
                                                              -------    -------
Cash at end of year.........................................      355        481
                                                              =======    =======
Supplemental Disclosures of Cash Flow Information:
  Cash received (paid) during the period for:
     Interest received......................................       68         37
     Interest paid..........................................   (1,099)      (859)
     Income taxes paid......................................   (5,969)    (2,083)

  The accompanying notes are an integral part of these consolidated financial statements

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                         (IN MILLIONS OF ITALIAN LIRE)

                                           COMMON STOCK
                                        ------------------    LEGAL     OTHER    RETAINED
                                         SHARES     AMOUNT   RESERVE   RESERVE   EARNINGS    TOTAL
                                        ---------   ------   -------   -------   --------   -------
Balance at December 31, 1994..........  3,800,000   3,800      188        --       3,276      7,264
  Common stock dividend...............                                            (1,800)    (1,800)
  Transfer to legal reserve...........                          77                   (77)        --
  Transfer to other reserve...........                                    52         (52)        --
  Net income..........................                                             3,488      3,488
                                        ---------   -----      ---       ---      ------    -------
Balance at December 31, 1995..........  3,800,000   3,800      265        52       4,835      8,952
  Common stock dividend...............                                            (2,000)    (2,000)
  Transfer to legal reserve...........                         179                  (179)        --
  Transfer to other reserve...........                                   275        (275)        --
  Other movements.....................                                                27         27
  Net income..........................                                             3,964      3,964
                                        ---------   -----      ---       ---      ------    -------
Balance at December 31, 1996..........  3,800,000   3,800      444       327       6,372     10,943
                                        =========   =====      ===       ===      ======    =======

  The accompanying notes are an integral part of these consolidated financial statements

                                  VERPLAST SPA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Description of business -- Verplast provides compounding, colouring, and size reduction of thermoplastic polymers to the rotomoulding industry. Verplast's main operating facility is located in Verolanuova, Italy. In 1996, Verplast purchased a 70 per cent interest in Tec-Ma, located in Verdellino, Italy.

     Principles of consolidation -- The consolidated financial statements include the accounts of Verplast SpA and its subsidiaries (the "Company"). Intercompany accounts and transactions have been eliminated in consolidation.

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Revenue and related cost -- The Company generally recognizes revenue upon delivery of products and related expenses are generally recognized as incurred. For product sales, revenues and related expenses are recognized when title is transferred, generally when the products are shipped.

1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Inventories -- Inventories are stated at the lower of cost or market, cost being determined by the first-in, first-out method.

     Property, plant and equipment -- The costs of property, plant and equipment, including renewals and improvements which extend the life of existing properties, are capitalized and depreciated using the straight-line method over the estimated useful lives of the various classes of assets as follows:

                       CLASSIFICATION                         YEARS
                       --------------                         -----
Buildings...................................................    25
Machinery and equipment.....................................  3-14
Transportation equipment....................................     4

     Leasehold improvements are amortized on a straight-line basis over the lesser of the economic life of the asset or the lease term. Expenditures for normal maintenance and repairs are expensed as incurred. The cost of property, plant and equipment sold or otherwise retired and the related accumulated depreciation are removed from the accounts and any resultant gain or loss is included in operating results.

     Goodwill -- The excess purchase price over fair value of net tangible assets, goodwill, is being amortized on a straightline basis over 40 years. The goodwill amortization charged against earnings in 1995 and 1996 was zero and Lire 17 million, respectively.

     Assessment of impairment of long-lived assets -- The Company reviews property, plant and equipment, goodwill and other intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

     Income taxes -- The Company and its subsidiaries each file a separate income tax return. Investment tax credits are recognized using the flow-through methods, whereby, in the year available for utilization, they are applied as a reduction of income tax expense. Deferred income taxes are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with existing differences between financial accounting and tax bases of assets and liabilities. This method also gives immediate effect to changes in income tax laws upon enactment. Deferred income tax expense is derived from changes in deferred income taxes on the balance sheet.

                                  VERPLAST SPA

     Earnings per share -- Earnings per share is based on earnings applicable to common shareholders and is computed using the weighted average number of common and common equivalent shares outstanding during the year.

     Concentration of credit risk -- The Company's accounts receivable, its major financial asset, is not subject to significant concentration of credit risk. A large portion of receivables are spread over a large number of small clients. The Company regularly evaluates the financial structure of its customers which is generally considered sound.

     Fair Value of Financial Instruments -- The Company's financial instruments consist of cash, accounts receivable, accounts payable, and long-term debt. The carrying amounts of cash, accounts receivable, and accounts payable approximate fair value due to the highly liquid nature of these short-term instruments. The fair value of long-term debt was determined based upon interest rates currently available to the Company for borrowing with similar terms. The fair value of longterm debt approximates the carrying amount as of December 31, 1996.

2  ACQUISITIONS

     Consolidated financial statements include Verplast SpA, Gestimo Srl and Tec-ma Srl (70% since 1996).

  1995 Acquisition

     On 8 September 1995, the Company acquired 100 per cent of the outstanding shares of Gestimo Srl for a consideration of Lire 1,880 million. The only activity of Gestimo is represented by the property of the building which, for the calendar years 1995 and 1996 was partially leased to Verplast SpA and partially to another manufacturing company. The 1995 consolidated financial statements include Gestimo profit for the whole year, due to its immateriality.

  1996 Acquisition

     On 31 January 1996, the Company acquired 70 per cent of the outstanding shares of Tec-Ma Srl for a consideration of Lire 1,080 million. On 16 July 1997, the Company bought an additional 5 per cent of the outstanding common stock of Tec-Ma Srl. The 1996 consolidated financial statements include Tec-Ma profit for the whole year.

     All acquisitions were accounted for under the purchase method of accounting.

     The following unaudited proforma financial information assumes Tec-Ma was acquired on the first day of 1995:

                                                               1995
                                                              ------
Revenue.....................................................  49,853
Income before taxes.........................................   7,724
Net income..................................................   3,740
Earnings applicable to common shares outstanding (In Italian
  lire).....................................................     984

                                  VERPLAST SPA

3  INVENTORIES

     Inventories at December 31 consisted of the following:

                                                              1996     1995
                                                              -----    -----
Raw Material................................................  2,822    2,912
Work in Process.............................................    101      134
Finished Goods..............................................  2,387    1,408
                                                              -----    -----
                                                              5,310    4,454
                                                              =====    =====

4  PROPERTY, PLANT, AND EQUIPMENT

     Property, plant and equipment, at cost, consisted of the following at December 31:

                                                               1996      1995
                                                              ------    ------
Land........................................................     675       675
Buildings...................................................   4,223     4,223
Machinery and equipment.....................................   8,187     5,984
Furniture and fixtures......................................     343       258
Data processing.............................................     277       168
Vehicles....................................................     232       232
                                                              ------    ------
                                                              13,937    11,540
                                                              ======    ======

     Depreciation expense of Property , Plant & Equipment was Lire 1,260 million and Lire 806 million for the years ended December 31, 1996 and 1995 respectively.

5  LONG TERM DEBT

     In December 1990 the company signed a capital lease contract with a third party financial institution to finance the purchase of the land and buildings in which the company operates. The financial lease was Lire 1,500 million payable through 1995 in monthly installments.

     In September 1992 the contract was amended and the loan was increased to the Lire 2,207 million. After the amendment, the loan is now repayable in 96 monthly installments of Lire 37.7 million including interest.

     The reimbursement of the loan will be due as follows:

1998........................................................  258
1999........................................................  315
2000........................................................  501

     The interest rates applied to the leasing contract are in the range from 21 to 24 percent.

     In June 1995, Verplast SpA issued a Lire 3,000 million shareholders bond payable to the bearer. This bond has been subscribed for Lire 2,000 million in 1995 and Lire 1,000 million in 1996. Reimbursement is due on June 2000 and the redemption at par. For the period July 1995 through June 1996, the interest rate was fixed at 12 per cent. For the duration of the bond period, interest is at a floating rate in line with market rate payable in June and December.

                                  VERPLAST SPA

6  CREDIT ARRANGEMENTS

     As of 31 December 1996, the Company had lines of credit totalling Lire 18,900 million. Borrowings under these agreements are refundable on first demand and classified as short term debts. At the date the Company had Lire 11,856 million of unused credit lines available, not utilized.

     The interest rates are based on the A.B.I. (the official association of the Italian bankers) prime rate, and range from 6.50 per cent to 12.25 per cent.

7  LEAVING INDEMNITY

     The reserve for employee termination pay represents amounts payable to employees upon termination of employment for any reason. The amount payable is calculated in accordance with existing legal requirements and national labor contracts. The amount payable is calculated as a percentage of gross salary revalued annually in accordance with the revaluation index published by the Italian Government. This liability is fully provided for and has been charged to income in the year in which it was incurred. A major part of this liability is long-term in nature.

8  SHAREHOLDERS' EQUITY

     In accordance with Italian law not less than 5 per cent of each year's net earnings should be appropriated to a legal reserve until it is equal to one-fifth of the issued share capital. This reserve may only be applied to reduce a deficit and then only after all disclosed free reserves have been utilised.

     Reserve distributable to the shareholders include the reserves, other than legal reserve, resulting from the statutory financial statements of Verplast SpA as a stand alone company and prepared in accordance with the Italian Civil Code. In addition to the net profit of the year of Lire 3,330 million at 31 December 1996, Lire 1,523 million was available for distribution to shareholders of which an amount of Lire 576 million is subject to normal income tax.

     The reserve resulting from the adjustments made to comply with the accounting principles generally accepted in the United States of America totaling to about Lire 1,840 million will be distributable when reversed in the local statutory accounts.

9  INCOME TAX

     As the Group maintains its operations in Italy, all income before taxes is attributable to domestic (Italian) operations.

     The provision for income taxes consists of the following:

                                                               YEARS ENDED
                                                               31 DECEMBER
                                                              --------------
                                                              1996     1995
                                                              -----    -----
Current.....................................................  3,887    4,084
Deferred....................................................    486     (144)
                                                              -----    -----
          Total.............................................  4,373    3,940
                                                              =====    =====

                                  VERPLAST SPA

     A reconciliation of the income tax expense at the statutory rate of 53.2 per cent to the Company's effective rate is as follows:

                                                               YEARS ENDED
                                                               31 DECEMBER
                                                              --------------
                                                              1996     1995
                                                              -----    -----
Tax expense at statutory rate...............................  4,435    3,962
Not-deductible expenses.....................................     45       21
Others......................................................   (107)     (43)
                                                              -----    -----
                                                              4,373    3,940
                                                              =====    =====

     Deferred tax liabilities result from the cumulative effect of temporary differences in the recognition of expenses (revenues) between tax returns and financial statements. The significant components of the balances are as follows:

                                                                YEARS ENDED
                                                                31 DECEMBER
                                                              ----------------
                                                               1996      1995
                                                              ------    ------
Depreciation................................................   1,351       982
Lifo/Fifo difference........................................     317       199
Capital Lease...............................................     235       190
                                                              ------    ------
                                                               1,903     1,371
                                                              ======    ======

     The Company has no net losses carried forward for tax return purposes.

10  RELATED PARTY TRANSACTIONS

     No significant third party transactions occurred in the period except for the directors and former shareholders remuneration (Lire 600 million, in 1996 and 1995).

11  COMMITMENTS AND CONTINGENCIES

     The Company leases certain machinery & equipment under operating leases which expires at various dates through fiscal year ending 31 December 2000. Rental expense was approximately Lire 148 million in 1996 and in 1995. Future minimum rental payments as of 31 December 1996 are as follows

                                                              MILLIONS
                                                              OF LIRE
                                                              --------
1997........................................................    104
1998........................................................     94
1999........................................................     88
2000........................................................     16

     On 28 February 1997 the Company has entered into an agreement with a third parties supplier by which Verplast SpA agreed to commit itself to buy from the above supplier 80 per cent of its annual demand of certain strategic raw materials at a cost in line with the market. The purpose of the agreement is to obtain more favorable average purchase price in the market place.

     There are no significant claims pending to the Business operation of this company. In the opinion of the Group companies' management, no accrual is necessary in the consolidated financial statements for this purpose.

                                  VERPLAST SPA

12  SUPPLEMENTAL CASH FLOW INFORMATION

     As more fully discussed in Note 2, the following is a schedule of assets acquired and liabilities assumed in conjunction with acquisitions in 1996 and 1995:

                                                      SUPPLEMENTAL CASH FLOW INFORMATION
                                                      ----------------------------------
                                                      1996 -- TECMA     1995 -- GESTIMO
                                                      --------------    ----------------
Accounts receivable.................................          730                 --
Inventories.........................................        4,090                 --
Prepaid expenses....................................           87                 --
Building............................................           --              1,805
Machinery and equipment.............................          678                 --
Intangibles.........................................          345                 --
Goodwill............................................          663                 --
Account payable.....................................       (5,190)                --
Accrued liabilities.................................         (209)               (29)
Tax debts...........................................           --                (19)
Minority interest...................................         (293)                --
                                                           ------            -------
Cash paid, net of cash acquired.....................         (901)            (1,757)
                                                           ======            =======

13  SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table presents selected financial information for each quarter in the fiscal years ended 31 December 1996 and 31 December 1995, respectively.

                                                          THREE MONTHS ENDED
                                            -----------------------------------------------
                                            31 MARCH   30 JUNE   30 SEPTEMBER   31 DECEMBER
                                              1996      1996         1996          1996
                                            --------   -------   ------------   -----------
Net sales.................................   12,124    13,291       11,728        12,165
Gross profit..............................    3,565     3,402        3,361         3,037
Operating income..........................    2,793     2,486        2,443         1,805
Net income................................    1,165       935          926           938
Earnings per share (in Italian lire)......      306       246          244           247

                                                          THREE MONTHS ENDED
                                            -----------------------------------------------
                                            31 MARCH   30 JUNE   30 SEPTEMBER   31 DECEMBER
                                              1995      1995         1995          1995
                                            --------   -------   ------------   -----------
Net sales.................................    9,918    12,367        9,195         9,177
Gross profit..............................    2,564     3,197        2,376         2,536
Operating income..........................    2,060     2,569        1,910         1,663
Net income................................      863     1,076          800           749
Earnings per share (in Italian lire)......      227       283          211           197

14  SUBSEQUENT EVENTS

     Dividends of Lire 2 billion were paid on 17 April 1997, the date the shareholders approved the 1996 financial statements.

     On 16 July 1997, the Company has acquired an additional 5 per cent interest in the outstanding shares of Tec-Ma Srl.

     On 21 July 1997 ICO Group has acquired 100 per cent of total outstanding shares of Verplast SpA.

     During an extra ordinary shareholders' meeting held on 1 September 1997, a change in fiscal year end from 31 December to 30 September was approved.

                                                                       ITEM 7(B)

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial statements, including the notes thereto, give effect to the acquisition of Verplast SpA ("Verplast") by ICO and are qualified in their entirety by reference to, and should be read in conjunction with the historical consolidated financial statements and the notes thereto of ICO and Verplast.

The pro forma combined financial statements are based on the purchase method of accounting. Purchase accounting values have been assigned on a preliminary basis and will be adjusted upon the completion of a valuation study. The unaudited pro forma combined condensed balance sheet at June 30, 1997 assumes the merger was consummated as of June 30, 1997 and the unaudited pro forma combined condensed statements of operations assume the acquisition was consummated as of the beginning of each period presented.

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been consummated as of the dates indicated, nor is such data necessarily indicative of future operating results or financial position. There can be no assurance that similar results will be achieved in the future.

                                  ICO/VERPLAST

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1996

                                                HISTORICAL (NOTE 1)
                                              ------------------------   ADJUSTMENTS     PRO FORMA
                                                 ICO       VERPLAST(1)    (NOTE 2)        COMBINED
                                              ----------   -----------   -----------     ----------
                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net sales and services revenues.............  $  108,663     $32,001                     $  140,664
                                              ----------     -------                     ----------
Costs and Expenses:
  Cost of sales and services................      74,704      23,327                         98,031
  Selling, general and administrative.......      19,996       1,658                         21,654
  Depreciation and amortization.............       7,230         833           931(a)         8,994
  Impairment of long-term assets............       5,025          --                          5,025
  Non-recurring compensation arrangements...       1,812          --                          1,812
  Non-recurring litigation charges..........       1,112          --                          1,112
  Write-down of inventories.................         868          --                            868
                                              ----------     -------       -------       ----------
Operating income (loss).....................      (2,084)      6,183          (931)           3,168
                                              ----------     -------       -------       ----------
Interest expense (income), net..............        (608)        674         2,045(b)         2,111
Other expense (income), net.................         216          98                            314
                                              ----------     -------       -------       ----------
Net income (loss) before income taxes.......      (1,692)      5,411        (2,976)             743
Income taxes (benefit)......................        (632)      2,838        (1,091)(c)        1,115
                                              ----------     -------       -------       ----------
Net income (loss)...........................      (1,060)      2,573        (1,885)            (372)
                                              ----------     -------       -------       ----------
Preferred stock dividends...................       2,178          --            --            2,178
                                              ----------     -------       -------       ----------
Net income (loss) available for common
  shareholders..............................  $   (3,238)    $ 2,573       $(1,885)      $   (2,550)
                                              ==========     =======       =======       ==========
Earnings (loss) applicable to common and
  common share equivalents..................  $    (0.24)                                $    (0.19)
                                              ==========                                 ==========
Weighted average common and common
  equivalent shares outstanding.............  13,327,855                                 13,327,855
                                              ==========                                 ==========

---------------

(1) Verplast historical amounts were derived from the audited financial statements of Verplast for the twelve months ending December 31, 1996 contained herein, translated from Italian Lira at an average exchange rate of $.000649.

   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                                  ICO/VERPLAST

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JUNE 30, 1997

                                                     HISTORICAL
                                              ------------------------   ADJUSTMENTS     PRO FORMA
                                                 ICO       VERPLAST(1)    (NOTE 2)        COMBINED
                                              ----------   -----------   -----------     ----------
                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net sales and services revenues.............  $  137,045     $26,625                     $  163,670
                                              ----------     -------                     ----------
Costs and Expenses:
Cost of sales and services..................      96,662      19,690                        116,352
Selling, general and administrative.........      22,182       1,373                         23,555
Depreciation and amortization...............       8,012         562       $   665(a)         9,239
                                              ----------     -------       -------       ----------
Operating income (loss).....................      10,189       5,000          (665)          14,524
                                              ----------     -------       -------       ----------
Interest expense (income) net...............       1,532         431         1,416(b)         3,379
Other expense (income) net..................        (118)         31                            (87)
                                              ----------     -------       -------       ----------
Net income (loss) before income taxes.......       8,775       4,538        (2,081)          11,232
Income taxes (benefit)......................       3,568       2,522          (761)(c)        5,329
                                              ----------     -------       -------       ----------
Net income (loss)...........................       5,207       2,016        (1,320)           5,903
                                              ----------     -------       -------       ----------
Preferred dividends.........................       1,632          --            --            1,632
                                              ----------     -------       -------       ----------
Net income (loss) available for common
  shareholders..............................  $    3,575     $ 2,016       $(1,320)      $    4,271
                                              ==========     =======       =======       ==========
Earnings applicable to common and common
  share equivalents.........................  $     0.17                                 $     0.20
                                              ==========                                 ==========
Weighted average common and common
  equivalent shares outstanding.............  20,911,797                                 20,911,797
                                              ==========                                 ==========

---------------

(1) Verplast historical amounts were derived from the unaudited quarterly financial statements for Verplast translated from Italian Lira at an average exchange rate of $.000618.

   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                                  ICO/VERPLAST
                       UNAUDITED PRO FORMA BALANCE SHEET
                                 JUNE 30, 1997
                                 (IN THOUSANDS)

                                                  HISTORICAL (NOTE 1)
                                                -----------------------    ADJUSTMENTS    PRO FORMA
                                                  ICO       VERPLAST(3)     (NOTE 2)      COMBINED
                                                --------    -----------    -----------    ---------
                    ASSETS
Cash and equivalents..........................  $102,278      $    12       $(18,592)d     $ 83,698
Trade receivables, net........................    39,283       13,227             --         52,510
Inventories...................................    14,747        3,239             --         17,986
Deferred tax asset............................     3,924           --             --          3,924
Prepaid expenses and other....................     3,212          245             --          3,457
                                                --------      -------       --------       --------
          Total Current Assets................   163,444       16,723        (18,592)       161,575
                                                --------      -------       --------       --------
Property, plant and equipment, net............    84,637        5,799          5,820d        96,256
Goodwill......................................    41,363           --          8,800d        50,163
Investment in joint ventures..................     2,719           --             --          2,719
Other.........................................     8,498            8            846d         9,352
                                                --------      -------       --------       --------
TOTAL ASSETS..................................  $300,661      $22,530       $ (3,126)      $320,065
                                                ========      =======       ========       ========

     LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Short-term borrowings and current portion of
  long-term debt..............................  $  6,164      $ 5,138       $     --       $ 11,302
Accounts payable..............................    16,247        5,315             --         21,562
Accrued expenses..............................    12,938        1,061             --         13,999
Income taxes payable..........................       275          544             --            819
                                                --------      -------       --------       --------
          Total Current Liabilities...........    35,624       12,058                        47,682
                                                --------      -------       --------       --------
Long-term debt net of current portion.........   131,003        2,360             --        133,363
Deferred income taxes.........................     2,794        1,298          3,096d         7,188
Other long-term liabilities...................     3,236          592             --          3,828
                                                --------      -------       --------       --------
          Total Liabilities...................   172,657       16,308          3,096        192,061
                                                --------      -------       --------       --------
Stockholders' Equity..........................   128,004        6,222         (6,222)d      128,004
                                                --------      -------       --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....  $300,661      $22,530       $ (3,126)      $320,065
                                                ========      =======       ========       ========

---------------
(3) Verplast historical amounts were derived from the June 30, 1997 unaudited financial statements of Verplast as of June 30, 1997, translated from Italian Lira at an exchange rate of $.0005885.

   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

NOTE 1 -- VERPLAST'S FISCAL YEAR END

     Verplast's audited financial statements for the year ending December 31, 1996 were used to prepare the Unaudited Pro Forma Statement of Operations for the year ending September 30, 1996. Accordingly, Verplast's results for the three months ended December 31, 1996 have been included in the Pro Forma Statements of Operations for both the year ended September 30, 1996 and the nine months ended June 30, 1997. Revenues and net income for the three months ended December 31, 1996 were $7,778,000 and $502,000, respectively. Revenues and net income for the three months ended December 31, 1995 were $5,375,000 and $470,000, respectively.

NOTE 2 -- PRO FORMA ADJUSTMENTS

  Statements of Operations:

     (a) To increase amortization relating to goodwill ($249,000 and $178,000 for the year ended September 30, 1996 and nine months ended June 30, 1997, respectively) and amortization of the fair value allocated to non-compete agreements ($187,000 and $133,000 for the year ended September 30, 1996 and the nine months ended June 30, 1997, respectively) and to increase depreciation for machinery and equipment ($495,000 and $354,000 for the year ended September 30, 1996 and the nine months ended June 30, 1997, respectively) resulting from purchase price adjustments. Goodwill is amortized over an estimated useful life of 40 years.

     (b) To reflect interest expense on debt incurred to consummate the acquisition using a rate of 11% which is equivalent to the interest cost (10 3/8% interest rate plus amortization of debt offering costs) of the Company's Senior Notes due 2007 issued in June of 1997.

     (c) To reflect the tax effect of the pro forma adjustments.

  Balance Sheet

     (d) To record ICO's purchase of Verplast for $18,592,000 cash, including transaction costs of approximately $300,000. Purchase price adjustments include: the step-up of fixed assets of $5,820,000, establishing the value of the non-compete agreements of $846,000, increase of deferred tax liabilities of $3,096,000 (due to the step-up of fixed assets), elimination of Verplast's equity accounts and goodwill of $8,800,000 represented by the excess purchase price over the estimated fair value of net assets and liabilities acquired.